EXHIBIT 99.2

OPENLANE, Inc.
First Quarter 2025 Supplemental Financial Information
May 7, 2025

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss), operating profit (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended March 31, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$7.3	$29.6	$36.9
Add back:
Income taxes	5.8	10.0	15.8
Finance interest expense	—	27.6	27.6
Interest expense, net of interest income	3.4	—	3.4
Depreciation and amortization	19.7	3.0	22.7
EBITDA	36.2	70.2	106.4
Non-cash stock-based compensation	1.5	0.5	2.0
Securitization interest	—	(25.1)	(25.1)
Severance	2.0	—	2.0
Foreign currency (gains) losses	(3.3)	—	(3.3)
Other	0.7	0.1	0.8
Total addbacks (deductions)	0.9	(24.5)	(23.6)
Adjusted EBITDA	$37.1	$45.7	$82.8

	Three Months Ended March 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(12.9)	$31.4	$18.5
Add back:
Income taxes	0.2	10.5	10.7
Finance interest expense	—	32.6	32.6
Interest expense, net of interest income	6.7	—	6.7
Depreciation and amortization	21.6	2.7	24.3
Intercompany interest	9.9	(9.9)	—
EBITDA	25.5	67.3	92.8
Non-cash stock-based compensation	5.2	1.8	7.0
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(29.9)	(29.9)
Severance	1.4	0.3	1.7
Foreign currency (gains) losses	2.0	—	2.0
Professional fees related to business improvement efforts	0.6	0.2	0.8
Other	0.1	—	0.1
Total addbacks (deductions)	9.6	(27.6)	(18.0)
Adjusted EBITDA	$35.1	$39.7	$74.8

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	March 31, 2025
Net income	$10.7	$28.4	$52.3	$36.9	$128.3
Less: Income from discontinued operations	—	—	—	—	—
Income from continuing operations	10.7	28.4	52.3	36.9	128.3
Add back:
Income taxes	7.5	13.1	16.7	15.8	53.1
Finance interest expense	31.9	30.7	28.3	27.6	118.5
Interest expense, net of interest income	5.2	4.2	4.1	3.4	16.9
Depreciation and amortization	24.1	23.8	23.0	22.7	93.6
EBITDA	79.4	100.2	124.4	106.4	410.4
Non-cash stock-based compensation	3.7	4.1	1.1	2.0	10.9
Acquisition related costs	0.2	—	0.1	—	0.3
Securitization interest	(29.2)	(27.9)	(25.7)	(25.1)	(107.9)
Gain on sale of business	—	—	(31.6)	—	(31.6)
Severance	6.0	1.5	2.4	2.0	11.9
Foreign currency (gains) losses	0.5	(3.2)	6.5	(3.3)	0.5
(Gain) loss on investments	—	—	(0.4)	—	(0.4)
Professional fees related to business improvement efforts	0.7	—	—	—	0.7
Impact for newly enacted Canadian DST related to prior years	10.0	—	(4.6)	—	5.4
Other	0.1	(0.2)	0.5	0.8	1.2
Total addbacks (deductions)	(8.0)	(25.7)	(51.7)	(23.6)	(109.0)
Adjusted EBITDA from continuing operations	$71.4	$74.5	$72.7	$82.8	$301.4

Results of Operations

OPENLANE Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2025	2024
Revenues
Auction fees	$125.2	$109.9
Service revenue	140.3	150.2
Purchased vehicle sales	85.7	58.2
Finance revenue	108.9	111.6
Total operating revenues	460.1	429.9
Operating expenses
Cost of services (exclusive of depreciation and amortization)	241.6	213.9
Finance interest expense	27.6	32.6
Provision for credit losses	9.3	15.8
Selling, general and administrative	107.2	106.5
Depreciation and amortization	22.7	24.3
Total operating expenses	408.4	393.1
Operating profit	51.7	36.8
Interest expense	4.0	7.1
Other (income) expense, net	(5.0)	0.5
Income from continuing operations before income taxes	52.7	29.2
Income taxes	15.8	10.7
Income from continuing operations	36.9	18.5
Income from discontinued operations, net of income taxes	—	—
Net income	$36.9	$18.5
Income from continuing operations per share
Basic	$0.18	$0.05
Diluted	$0.18	$0.05
Overview of OPENLANE Results for the Three Months Ended March 31, 2025 and 2024
Overview
For the three months ended March 31, 2025, we had revenue of $460.1 million compared with revenue of $429.9 million for the three months ended March 31, 2024, an increase of 7%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.6 million, or 7%, to $22.7 million for the three months ended March 31, 2025, compared with $24.3 million for the three months ended March 31, 2024. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized.
Interest Expense
Interest expense decreased $3.1 million, or 44%, to $4.0 million for the three months ended March 31, 2025, compared with $7.1 million for the three months ended March 31, 2024. The decrease in interest expense was primarily the result of a decrease in the borrowings on lines of credit.

Other (Income) Expense, Net
For the three months ended March 31, 2025, we had other income of $5.0 million compared with other expense of $0.5 million for the three months ended March 31, 2024. The increase in other income was primarily attributable to foreign currency gains on intercompany balances of $3.3 million for the three months ended March 31, 2025, compared with foreign currency losses on intercompany balances of $2.0 million for the three months ended March 31, 2024. The remaining increase was attributable to a net increase in other miscellaneous income aggregating $0.2 million.
Income Taxes
We had an effective tax rate of 30.0% for the three months ended March 31, 2025, compared with an effective tax rate of 36.6% for the three months ended March 31, 2024. The effective tax rate for the three months ended March 31, 2025 was unfavorably impacted by an increase in the valuation allowance related to 2025 current year movement of the adjusted U.S. net deferred tax asset. The effective tax rate for the three months ended March 31, 2024 was unfavorably impacted by an increase in the valuation allowance related to 2024 current year movement of the adjusted U.S. net deferred tax asset.
We recorded a $36.7 million and $35.8 million valuation allowance against the U.S. net deferred tax asset at March 31, 2025 and December 31, 2024, respectively. The realization of the net deferred tax assets is dependent on our ability to generate sufficient future taxable income to utilize these assets. Depending on our current and anticipated future earnings, we may release a significant portion of our valuation allowance in a future period if there is sufficient positive evidence which would result in a corresponding decrease to income tax expense in such period. The actual timing and amount of the valuation allowance to be released is uncertain.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not yet adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025. These rules are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the three months ended March 31, 2025 compared with the three months ended March 31, 2024, the change in the Canadian dollar exchange rate decreased revenue by $6.4 million, operating profit by $1.7 million and net income by $0.7 million. For the three months ended March 31, 2025 compared with the three months ended March 31, 2024, the change in the euro exchange rate decreased revenue by $2.6 million, operating profit by $0.2 million and net income by $0.1 million.

Marketplace Results

	Three Months Ended March 31,
(Dollars in millions)	2025	2024
Auction fees	$125.2	$109.9
Service revenue	140.3	150.2
Purchased vehicle sales	85.7	58.2
Total Marketplace revenue	351.2	318.3
Cost of services*	242.5	216.5
Gross profit	108.7	101.8
Provision for credit losses	0.3	2.2
Selling, general and administrative	94.7	92.6
Depreciation and amortization	1.7	2.2
Operating profit	$12.0	$4.8

Commercial vehicles sold	191,000	222,000
Dealer consignment vehicles sold	172,000	150,000
Total vehicles sold	363,000	372,000
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended March 31, 2025 and 2024
Total Marketplace Revenue
Revenue from the Marketplace segment increased $32.9 million, or 10%, to $351.2 million for the three months ended March 31, 2025, compared with $318.3 million for the three months ended March 31, 2024. The increase in revenue was partially attributable to the 15% increase in the number of dealer consignment vehicles sold. For the three months ended March 31, 2025, there was an increase in purchased vehicle sales and an increase in auction fees, partially offset by a decrease in service revenue (discussed below). The change in revenue included the impact of a decrease in revenue of $7.6 million due to fluctuations in the Canadian dollar and euro exchange rates.
The 2% decrease in the number of vehicles sold was comprised of a 14% decrease in commercial volumes and a 15% increase in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the three months ended March 31, 2025 and 2024 was approximately $6.9 billion and $7.0 billion, respectively.
Auction Fees
Auction fees increased $15.3 million, or 14%, to $125.2 million for the three months ended March 31, 2025, compared with $109.9 million for the three months ended March 31, 2024. Auction fees per vehicle sold for the three months ended March 31, 2025 increased $50, or 17%, to $345, compared with $295 for the three months ended March 31, 2024. The increase in auction fees per vehicle sold reflects the mix of vehicles sold in the first quarter of 2025 and the impact of price increases.
Service Revenue
Service revenue decreased $9.9 million, or 7%, to $140.3 million for the three months ended March 31, 2025, compared with $150.2 million for the three months ended March 31, 2024, primarily as a result of a decrease in revenue of $10.5 million as a result of the sale of our automotive key business in 2024, and decreases in repossession revenue of $4.2 million and other miscellaneous service revenues aggregating approximately $1.4 million, partially offset by an increase in transportation revenue of $6.2 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $27.5 million, or 47%, to $85.7 million for the three months ended March 31, 2025, compared with $58.2 million for the three months ended March 31, 2024, primarily as a result of an increase in purchased vehicles sold in Europe and the U.S. marketplace.

Gross Profit
For the three months ended March 31, 2025, gross profit from the Marketplace segment increased $6.9 million, or 7%, to $108.7 million, compared with $101.8 million for the three months ended March 31, 2024. Gross profit improvements were driven by a $4.8 million increase from pricing, a $1.4 million benefit from lower depreciation and amortization, and a $1.3 million increase resulting from mix and other items. These improvements were partially offset by a $0.6 million decrease in auction and service volumes.
Gross profit from the Marketplace segment was 31.0% of revenue for the three months ended March 31, 2025, compared with 32.0% of revenue for the three months ended March 31, 2024. Gross profit as a percentage of revenue decreased for the three months ended March 31, 2025 as compared with the three months ended March 31, 2024, primarily due to an increase in purchased vehicle sales, partially offset by increased prices.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“Canadian DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. The Company recorded $1.4 million of Canadian DST in the first quarter of 2025, compared with $0.0 million in the first quarter of 2024. In addition, as previously disclosed, the Canadian DST was partially mitigated by corresponding price increases put in place during the third quarter of 2024.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment decreased $1.9 million, or 86%, to $0.3 million for the three months ended March 31, 2025, compared with $2.2 million for the three months ended March 31, 2024, primarily as a result of initiatives implemented to reduce risk in the marketplace and decrease bad debt expense.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $2.1 million, or 2%, to $94.7 million for the three months ended March 31, 2025, compared with $92.6 million for the three months ended March 31, 2024, primarily as a result of increases in incentive-based compensation of $4.4 million, marketing costs of $1.7 million and other miscellaneous expenses aggregating $2.5 million, partially offset by decreases in stock-based compensation of $3.7 million, information technology costs of $1.4 million and fluctuations in the Canadian exchange rate of $1.4 million.

Finance Results

	As of and for the Three Months Ended March 31,
(Dollars in millions)	2025	2024
Finance revenue
Interest revenue	$57.2	$61.0
Fee and other revenue	51.7	50.6
Total Finance revenue	108.9	111.6
Finance interest expense	27.6	32.6
Net Finance margin	81.3	79.0
Finance provision for credit losses	9.0	13.6
Cost of services (exclusive of depreciation and amortization)	17.1	16.8
Selling, general and administrative	12.5	13.9
Depreciation and amortization	3.0	2.7
Operating profit	$39.7	$32.0
Portfolio Performance Information
Floorplans originated	264,000	263,000
Floorplans curtailed*	170,000	161,000
Total loan transaction units	434,000	424,000
Total receivables managed	$2,327.8	$2,284.4
Average receivables managed**	$2,364.1	$2,297.1
Allowance for credit losses	$20.5	$21.0
Allowance for credit losses as a percentage of total receivables managed	0.9%	0.9%
Annualized finance provision for credit losses as a percentage of average receivables managed	1.5%	2.4%
Receivables delinquent as a percentage of total receivables managed	0.7%	1.1%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

Yields (Annualized)	Three Months Ended March 31,
% of Average Receivables Managed	2025	2024
Finance revenue yield
Interest revenue	9.8%	10.6%
Fee and other revenue	8.9%	8.8%
Total Finance revenue yield	18.7%	19.4%
Finance interest expense	4.8%	5.6%
Net finance margin	13.9%	13.8%
Overview of Finance Results for the Three Months Ended March 31, 2025 and 2024
Revenue
For the three months ended March 31, 2025, the Finance segment revenue decreased $2.7 million, or 2%, to $108.9 million, compared with $111.6 million for the three months ended March 31, 2024. The decrease in revenue was primarily the result of decreases in interest yields driven by a decrease in prime rates, partially offset by a 2% increase in loan transaction units and an increase in loan values.

Finance Interest Expense
For the three months ended March 31, 2025, finance interest expense decreased $5.0 million, or 15%, to $27.6 million, compared with $32.6 million for the three months ended March 31, 2024. The decrease in finance interest expense was attributable to an approximately 1.5% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the three months ended March 31, 2025 and 2024, the net Finance margin percent was approximately 13.9% and 13.8%, respectively. The net interest yield was approximately 5.0% for the three months ended March 31, 2025 and 2024.
Finance Provision for Credit Losses
For the three months ended March 31, 2025, the finance provision for credit losses decreased $4.6 million, or 34%, to $9.0 million, compared with $13.6 million for the three months ended March 31, 2024. The provision for credit losses decreased to 1.5% of the average receivables managed for the three months ended March 31, 2025 from 2.4% for the three months ended March 31, 2024. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended March 31, 2025, cost of services for the Finance segment increased $0.3 million, or 2%, to $17.1 million, compared with $16.8 million for the three months ended March 31, 2024. The increase in cost of services was primarily the result of an increase in incentive-based compensation of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $1.4 million, or 10%, to $12.5 million for the three months ended March 31, 2025, compared with $13.9 million for the three months ended March 31, 2024 primarily as a result of decreases in stock-based compensation of $1.2 million and compensation expense of $0.5 million, partially offset by an increase in incentive-based compensation of $0.3 million.
Select Finance Balance Sheet Items

	March 31,	December 31,
(Dollars in millions)	2025	2024
Tangible Assets
Total assets	$2,692.3	$2,677.7
Intangible assets	259.6	260.1
Tangible assets	$2,432.7	$2,417.6

Tangible parent equity
Total parent equity***	$789.0	$789.0
Intangible assets	259.6	260.1
Tangible parent equity***	$529.4	$528.9
*** Parent equity represents OPENLANE's net investment in AFC. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2025, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

	March 31,	December 31,	March 31,
(Dollars in millions)	2025	2024	2024
Cash and cash equivalents	$220.5	$143.0	$105.2
Working capital	324.9	286.0	384.6
Amounts available under the Revolving Credit Facilities	403.9	397.9	307.6
Cash provided by operating activities for the three months ended	122.6		100.2
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2025	2024
Net cash provided by (used by):
Operating activities - continuing operations	$122.6	$100.2
Operating activities - discontinued operations	—	—
Investing activities - continuing operations	(31.9)	(39.7)
Investing activities - discontinued operations	—	—
Financing activities - continuing operations	(18.9)	(63.6)
Financing activities - discontinued operations	—	—
Net change in cash balances of discontinued operations	—	—
Effect of exchange rate on cash	1.0	(4.9)
Net increase (decrease) in cash, cash equivalents and restricted cash	$72.8	$(8.0)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $122.6 million for the three months ended March 31, 2025, compared with $100.2 million for the three months ended March 31, 2024. Cash provided by continuing operations for the three months ended March 31, 2025 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by continuing operations for the three months ended March 31, 2024 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $31.9 million for the three months ended March 31, 2025, compared with $39.7 million for the three months ended March 31, 2024. The cash used by investing activities for the three months ended March 31, 2025 was primarily from an increase in finance receivables held for investment and purchases of property and equipment. The cash used by investing activities for the three months ended March 31, 2024 was primarily from an increase in finance receivables held for investment and purchases of property and equipment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $18.9 million for the three months ended March 31, 2025, compared with $63.6 million for the three months ended March 31, 2024. The cash used by financing activities for the three months ended March 31, 2025 was primarily due to dividends paid on the Series A Preferred Stock, a net decrease in book overdrafts and tax withholding payments for vested RSUs. The cash used by financing activities for the three months ended March 31, 2024 was primarily due to repayments on lines of credit, a decrease in obligations collateralized by finance receivables and dividends paid on the Series A Preferred Stock, partially offset by a net increase in book overdrafts.
Cash flow from operating activities (discontinued operations) There were no operating activities (discontinued operations) for the three months ended March 31, 2025 and 2024.
Cash flow from investing activities (discontinued operations) There were no investing activities (discontinued operations) for the three months ended March 31, 2025 and 2024.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the three months ended March 31, 2025 and 2024.